CERTIFICATE OF DESIGNATIONS, POWERS,
                          PREFERENCES AND OTHER RIGHTS
                              AND QUALIFICATIONS OF
                       CLASS A CONVERTIBLE PREFERRED STOCK


         PREMIER ALLIANCE GROUP, INC., a corporation organized and existing under the Nevada General Corporation Law (the "Corporation"),


         DOES HEREBY CERTIFY:


         That pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Articles of Incorporation, as amended, (the "Articles of Incorporation") of the Corporation, and pursuant to the provisions of the Nevada Revised Statutes, the Board has duly determined that 4,323,137 shares of Preferred Stock, par value $.001 per share, shall be designated "Class A Convertible Preferred Stock," and to that end the Board has adopted a resolution providing for the designation, powers, preferences, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class A Convertible Preferred Stock, which resolution is as follows:


         RESOLVED, that the Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Class A Convertible Preferred Stock (the "Certificate of Designations") be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the State of Nevada, Department of the Secretary of State, in the form as follows:

         1. Designation and Amount; Rank. 4,323,137 shares of the Preferred Stock of the Corporation, par value $.001 per share, shall constitute a class of Preferred Stock designated as "Class A Convertible Preferred Stock" (the "Class A Preferred Stock"). The Class A Preferred Stock will rank senior to the Corporation's common stock, par value $.001 per share (the "Common Stock") with respect to the payment of dividends until the Three Year Termination Date (as hereinafter defined).

         2. Dividends.

            (a) Commencing as of June 1, 2004, dividends on the Class A Preferred Stock will accrue at a rate of 8% per annum of the Dividend Value until the earlier of (i) June 1, 2007 (the "Three Year Termination Date"), or
(ii) an automatic conversion of the Class A Preferred Stock into Common Stock (pursuant to Section 5(b) below) (an "Automatic Conversion"). All dividends will be cumulative on an annual basis from the date of issuance. Dividends will be payable annually in arrears. The Dividend Value shall be an amount equal to $0.14 per share for each share of Class A Preferred Stock then outstanding.

            (b) The holders of shares of Class A Preferred Stock shall be entitled to receive a dividend with respect thereto if, as and when declared by the Board out of assets of the Corporation legally available for payment thereof. If at any time a dividend or distribution of assets is declared and paid on the (i) the Common Stock, or (ii) any other class or series of the Corporation's capital stock whether currently outstanding or hereafter created (the "Capital Stock"), the Corporation shall, at the same time, declare and pay to each holder of Class A Preferred Stock, pari passu with the holders of the Common Stock or the Capital Stock, as applicable, a dividend equal to the dividend that would have been payable to such holder if the shares of Class A Preferred Stock held by such holder had been converted to Common Stock pursuant to Section 5 hereof immediately prior to the record date for such dividend or distribution (or the date of such dividend or distribution if no record date is fixed).

         3. Rights on Liquidation, Merger, Sale, Etc.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

               (i) The holders of the Class A Preferred Stock shall be entitled to receive any accrued but unpaid dividends thereon as of the date of such Liquidation.

               (ii) After the distribution of the amounts set forth in Section 3(a)(i), if any, the holders of Class A Preferred Stock shall be entitled to receive, an amount on a per share basis equal to the amount they would have received had all shares of Class A Preferred Stock been converted into shares of Common Stock pursuant to Section 5 hereof immediately prior to such Liquidation.

            (b) For purposes of this Section 3, either of the following (each, a "Disposition Transaction") shall be treated as a Liquidation: (i) a merger or consolidation of the Corporation with or into any other entity or entities (but excluding any merger effected solely for the purpose of reincorporating into another state) or the merger of any other entity or entities into the Corporation, in either case in which the shareholders of the Corporation receive distributions in cash or securities of another entity or entities as a result of such consolidation or merger, and in which the shareholders of the Corporation, immediately prior to such merger or consolidation, hold, immediately after such merger or consolidation, less than a majority of the outstanding shares of capital stock or a majority of the outstanding voting power of the then outstanding securities ordinarily (apart from rights occurring under special circumstances) having the right to vote in the election of directors of the surviving or successor entity or its parent, or (ii) a sale of all or substantially all of the assets of the Corporation.

            (c) The amount payable pursuant to this Section 3(c) shall be payable in full (or pro rata, if the proceeds of the Disposition Transaction are paid pursuant to a schedule or payout) to the holders of the Class A Preferred Stock within five (5) days following the receipt of the proceeds (or a portion of) from the Disposition Transaction by the Corporation.


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


         4. Voting Rights.

            (a) So long as any shares of Class A Preferred Stock remain outstanding, except as otherwise required by law, the holders of Class A Preferred Stock shall be entitled to cast such number of votes in respect of such shares of Class A Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Class A Preferred Stock are then convertible pursuant to Section 5 hereof on all matters on which holders of Common Stock shall be entitled to vote, voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock.

            (b) The Corporation shall not, so long as any shares of Class A Preferred Stock remain outstanding, without the affirmative consent or approval of the holders of at least a majority of the shares of Class A Preferred Stock then outstanding, voting as a separate class, given at a meeting called for such purpose for which notice shall have been given to the holders of Class A Preferred Stock, or by written consent:

               (i) take any action to amend, modify, alter or repeal any provision of its Articles of Incorporation;

               (ii) take any action to adversely impact the rights, ranking or preferences of the Class A Preferred Stock (it being understood that the issuance by the Corporation of shares of capital stock ranking junior to the Class A Preferred Stock in all material respects shall not be deemed to adversely impact the rights, ranking or preferences of the Class A Preferred Stock);

               (iii) in any manner authorize, create or issue any class or series of capital stock (A) ranking in any respect, including without limitation as to payment of dividends, or distribution of assets, senior to or pari passu with the Class A Preferred Stock or (B) which in any manner adversely affects the holders of Class A Preferred Stock (it being understood that the issuance by the Corporation of shares of capital stock ranking junior to the Class A Preferred Stock in all material respects shall not be deemed to adversely affect the holders of Class A Preferred Stock for purposes of this Section 4(b)(iii)); or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority or so adversely affecting the holders of Class A Preferred Stock (it being understood that the issuance by the Corporation of bonds, debentures, notes or other obligations convertible into, exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, capital stock ranking junior to the Class A Preferred Stock in all material respects shall not be deemed to adversely affect the holders of Class A Preferred Stock for purposes of this Section 4(b)(iii));


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


               (iv) in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Class A Preferred Stock;

               (v) reclassify the shares of Common Stock or any other shares or any class or series of capital stock now outstanding or hereafter created that ranks junior to the Class A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends or distribution of assets, senior to or pari passu with the Class A Preferred Stock or (B) that in any manner adversely affects the holders of Class A Preferred Stock in any material respect (it being understood that the reclassification by the Corporation of shares of capital stock ranking junior to the Class A Preferred Stock in all material respects both before and after such reclassification shall not be deemed to adversely affect the holders of Class A Preferred Stock for purposes of this Section 4(b)(v));

               (vi) make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of assets) on, or make any other payment or distribution on account of, or set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire, any shares of its Common Stock, or of any class of capital stock of the Corporation ranking junior to the Class A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;

               (vii) issue any additional shares of Class A Preferred Stock in excess of the one million currently authorized; or

               (viii) redeem or repurchase any outstanding shares of capital stock of the Corporation (other than repurchase at cost upon termination of employment or service).

            5. Conversion of Class A Preferred Stock.

            (a) Each holder of Class A Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert each share of Class A Preferred Stock into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock that results from multiplying the number of shares of Class A Preferred Stock to be converted by the Conversion Value (as hereinafter defined) and dividing the result by the Conversion Price (as hereinafter defined) per share for the Class A Preferred Stock in effect at the time of conversion. "Conversion Price" means, as of the filing of this Certificate of Designations, $0.14, and "Conversion Value" means $0.14. The holder of any shares of Class A Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to receive, in cash, an amount equal to all declared but unpaid dividends, if any, with respect to such shares of Class A Preferred Stock up to and including the respective conversion date of the Class A Preferred Stock.


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


            (b) Each share of Class A Preferred Stock shall automatically be converted into shares of Common Stock in accordance with the formula described in Section 5(a) immediately prior to the close of business on the first day that the price of the Common Stock exceeds $0.29 per share, as adjusted to reflect any stock split or similar adjustment to the Corporation's capitalization.1

            (c) Upon the conversion of any shares of Class A Preferred Stock into shares of Common Stock pursuant to Section 5(a) or (b) hereof, the holders of Class A Preferred Stock shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to the holders of Class A Preferred Stock, or to the nominees thereof, a certificate or certificates for the number of shares of Common Stock to which the holders shall be entitled as aforesaid. Conversion under this Section 5 shall be deemed to have been made (i) with respect to conversion pursuant to Section 5(a) hereof, immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred Stock to be converted, and (ii) with respect to conversion pursuant to Section 5(b) hereof, as specified in Section 5(b), and in either case the holders of the Class A Preferred Stock entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

            (d) No fractional shares shall be issued upon conversion of Class A Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(d), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Class A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board.


--------

1  The price for the stock shall be determined as follows:

         (i) If the stock is traded on any national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc. ("Nasdaq"), then the closing or last sale price reported on any day, or

         (ii) If the stock is not traded on any national exchange or on the Nasdaq but is traded on the NASD OTC Bulletin Board, then the mean of the average of the closing bid and asked prices reported for any day.

            (e) The Conversion Price of the Class A Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) If the Corporation shall issue, after the date on which shares of Class A Preferred Stock are first issued (the "Class A Issuance Date"), any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price for the Class A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to an amount equal to such lower purchase price for such Additional Stock (or in the case of options and similar securities, the sum of the consideration received for the option and the consideration to be received upon exercise of such option), or, if for no consideration, $.01.

               (ii) "Additional Stock" as used herein shall mean any shares of Common Stock issued (or deemed to have been issued) or rights, warrants, options or other securities convertible into or exchangeable for Common Stock (including shares of Common Stock held in the Corporation's treasury) by the Corporation after the date hereof, other than:

                  (A) Class A Preferred Stock;

                  (B) Common Stock issued or issuable upon conversion of the Class A Preferred Stock;

                  (C) Common Stock issuable upon exercise of options outstanding as of the Class A Issuance Date;

                  (D) Common Stock issued upon the conversion of the Warrants issued to holders of Class A Preferred Stock;

                  (E) Any stock issued as a dividend or distribution on the Class A Preferred Stock or any event for which adjustment is made pursuant to Section 5(f), (g), (h), (i) or (k) hereof;

                  (F) Up to 10,500,000 shares of Common Stock, or options exercisable therefor, issued to officers, employees, or directors of, or consultants to, the Corporation under any agreement, plan, or arrangement approved by the Board; and

                  (G) Shares of Common Stock issued to Steve Bayern and Pat Kolenik jointly upon exercise of options granted to them in accordance with Section 2.11 of the share exchange agreement dated as of October 12, 2004, between the Corporation, Premier Alliance Group, Inc., and the shareholders of Premier Alliance Group, Inc.

                  With respect to subparagraph (E) above, if at any time the Corporation shall:

                     (i) declare, order, pay or make a dividend payable in additional shares of Common Stock;

                     (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

                     (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

                  then the number of shares of Common Stock to be excluded from Additional Stock immediately after the happening of such an event shall be adjusted to equal the number of shares of Common Stock that a record holder of the same number of shares of Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

               (iii) Except to the limited extent provided for in Section 5(g) hereof, no adjustment of the Conversion Price pursuant to this
               Section 5(e) shall have the effect of increasing the Conversion Price for the Class A Preferred Stock above the Conversion Price for the Class A Preferred Stock in effect immediately prior to such adjustment.

               (iv) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

               (v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 5(e):

                  (A) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(e)(iv) hereof and this
                  Section 5(e)(v)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                  (B) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5(e)(iv) hereof and this Section 5(e)(v)).

                  (C) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (excluding a change resulting solely from the antidilution provisions thereof if such change results from an event which gives rise to an antidilution adjustment under this Section 5(e)), the Conversion Price of the Class A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change; provided, however, that the Conversion Price shall not be increased from the Conversion Price in effect immediately prior to such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                     (vi) Common Stock for purposes of this Section 5(e) shall be deemed to include securities ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances); provided, however, that the number of shares of common stock deemed issued shall be the number that equal the number of shares of such security multiplied by a fraction, the numerator of which is the number of votes each share of such security has in votes for the election of directors and the denominator of which is the number of votes each share of common stock has in votes for the election of directors; such number of shares of common stock deemed issued shall be recomputed to reflect any change in the number of votes that either each share of such other security or the common stock has in votes for the election of directors.

               (f) In the event the Corporation should at any time or from time to time after the Class A Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Class A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Class A Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock equivalents.

               (g) If the number of shares of Common Stock outstanding at any time after the Class A Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Class A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Class A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            (h) In the event the Corporation shall declare a distribution payable in securities of another entity, evidences of indebtedness issued by the Corporation or another entity, assets (excluding cash dividends) or options or rights not referred to in Section 5(e) hereof to the holders of Common Stock, then, in each such case for the purpose of this Section 5(h), the holders of the Class A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of the Common Stock into which such shares of Class A Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock entitled to receive such distribution.

            (i) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Class A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price for the Class A Preferred Stock then in effect and the number of shares issuable upon conversion of the Class A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (j) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred Stock against impairment.

            (k) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with and into another corporation other than a Disposition Transaction, shall be effected while any shares of Class A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each holder of Class A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Class A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization or reclassification, consolidation, merger or sale not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Class A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the applicable Conversion Price of the Class A Preferred Stock and of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be reasonably possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Class A Preferred Stock. Prior to or simultaneously with the consummation or any such consolidation, merger or sale of the Corporation, the survivor or successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of Class A Preferred Stock, the obligation to deliver to such holders of Class A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Class A Preferred Stock may be entitled to receive, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designations (as such may be amended from time to time) to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Class A Preferred Stock.

            (l) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class A Preferred Stock, at least 15 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (m) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Class A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock a statement, signed by its chief financial officer or other appropriate officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such Class A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Class A Preferred Stock held by such holders.


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


            (n) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Class A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these provisions.

            (o) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Class A Preferred Stock in respect of which such shares are being issued.

            (p) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes (subject to the satisfaction by any holder of its obligations under subsection (o) above), liens or charges with respect thereto.

            (q) Any notice required by the provisions of this Section 5 to be given to the holders of shares of Class A Preferred Stock shall be deemed given if sent by overnight courier or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

            (r) In the event any shares of Class A Preferred Stock shall be converted pursuant to Section 5 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled, may not be reissued as Class A Preferred Stock and shall revert back to authorized but undesignated shares of Preferred Stock.

            6. Waiver. Any right or privilege of the Class A Preferred Stock (including without limitation any rights related to the conversion thereof and to adjustments of the Conversion Price) may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of at least a majority of the shares of Class A Preferred Stock then outstanding, voting as a separate class; provided, that no such waiver shall unfairly discriminate against a particular holder of Class A Preferred Stock relative to the other such holders. Any such waiver shall be binding upon each holder of Class A Preferred Stock.

            7. Transfer Agents. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Class A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send written notice thereof to each holder of record of Class A Preferred Stock.


                  [Remainder of Page Intentionally Left Blank]





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





         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed on this 12th day of November, 2004.


                          PREMIER ALLIANCE GROUP, INC.


                          /s/ Mark Elliott
                          --------------------
                          Name: Mark Elliott
                          Title: President